Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is entered into effective as of the 9th day of July, 2020 (the “Effective Date”), by and between Vital Farms, Inc., a Delaware corporation (the “Company”), and Jason Dale, an individual residing in Austin, Texas (“Employee”). This Agreement amends, restates and supersedes prospectively in its entirety the Employment Agreement between the Company and Employee dated October 15, 2018 (the “Prior Agreement”).

RECITALS

WHEREAS, the Company and Employee executed the Prior Agreement pursuant to which Employee continued employment with the Company;

WHEREAS, the Company and Employee desire to enter into an amended and restated employment agreement to reflect the current understanding between the Parties.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the accuracy of which is hereby acknowledged, and in further consideration of the mutual promises and covenants herein set forth, the Parties hereby agree as follows:

1.    Employment. The Company desires to continue the at-will employment of Employee in the capacity of full-time Chief Operating Officer and Chief Financial Officer pursuant to the terms and conditions of this Agreement and, in connection therewith, to compensate Employee for Employee’s personal services to the Company. Employee, in turn, desires to continue to be employed by the Company on an at-will basis and provide personal services to the Company in return for certain compensation, upon the terms and subject to the conditions contained in this Agreement.

2.    Duties and Authority. During the term of this Agreement, Employee will continue to serve as the Chief Operating Officer and Chief Financial Officer of the Company. Employee will perform such services as are customary for employees having such title in a corporation similar in size and complexity of the Company, and such services as Employee has performed for the Company in the past (the “Services”). To the extent not addressed or described in this Agreement, the duties and conditions of the employment of Employee shall be governed by the Vital Farms Crewmember Handbook and existing practices. In the event of a conflict between this Agreement and the Vital Farms Crewmember Handbook and existing practices, the terms of this Agreement shall govern. Employee will continue to perform the Services faithfully and to the best ability of Employee and use the best efforts of Employee to carry out the duties and responsibilities to the Company as contemplated herein. In performing the duties of Employee under this Agreement, Employee will fully support, assist, and cooperate with efforts of the Company to expand its business and operate profitably and in conformity with business and strategic plans approved from time to time by the Company.

Employment Agreement

The position of Employee and the associated duties of Employee may be changed by the Company; provided, however, that any such change shall be consistent with the training, experience and qualifications of Employee.

3.    Term of Employment. The continued employment of Employee with the Company under this Agreement shall begin on the Effective Date and shall continue until such employment is terminated by either party in accordance with the terms of Section 9 of this Agreement.

4.    Direction from Supervising Officer. Employee will report to the Chief Executive Officer of the Company (the “Supervising Authority”) for direction and guidance as to the performance of the duties of Employee under this Agreement. To facilitate communication between Employee and the Supervising Authority, Employee will report on the status of the activities of Employee and the performance of the duties of Employee to the Supervising Authority at such times as Employee may be reasonably requested to do so.

5.    Authority. The Company will vest in Employee such authority that may reasonably be necessary in the performance of the duties of Employee, or as may be consistent, customary or commensurate with the position; provided, however, that Employee will not have any authority to execute contracts or enter into agreements on behalf of the Company unless such authority is specifically delegated to Employee by the Board of Directors of the Company (the “Board”) or the Supervising Authority.

6.    Time and Attention to Services. Employee will continue to devote substantially all of the professional time and attention of Employee to the performance of the duties of Employee to the Company during the term of this Agreement.

7.    Place of Performance. Except as otherwise reasonably determined by the Supervising Authority from time to time, throughout the term of this Agreement, the time of Employee performing the duties of Employee under this Agreement will be spent at the Company’s headquarters office in Austin, Texas and/or traveling on behalf of the Company. The Company will not require Employee to relocate to any area more than 50 miles from the current location of the Company, unless the Company moves its home office to such location.

8.    Compensation and Benefits.

(a)    Base Salary. Employee shall be paid a base salary of $320,000 (“Base Salary”), subject to applicable federal, state, and local withholding, and such other withholding agreed to by the Parties or otherwise required by law, or as may be periodically increased from time to time by the Company in its sole discretion. The Base Salary shall be paid to Employee in the same manner and on the same payroll schedule in which all Company executive employees receive payment. Any increases in the Base Salary of Employee shall be in the sole discretion of the Board, and nothing herein shall be deemed to require any such increase.

Employment Agreement

(b)    Expenses and Reimbursements. The Company will continue to pay all reasonable and properly documented expenses incurred by Employee in furtherance of the business of the Company in accordance with applicable Company policies and procedures. Employee will continue to adhere to the published practices and procedures of the Company with respect to incurring out-of-pocket expenses and will present such expense statements, receipts, vouchers or other evidence supporting expenses incurred by Employee as the Company may from time to time request.

(c)    Bonus Opportunities. During the Term of this Agreement, the Company may pay to Employee an annual bonus payment, as may be determined by the Board of Directors of the Company (the “Board”) in its sole discretion, based upon the performance of Employee and other criteria as may be established by the Board from time to time.

(d)    Other Incentive and Deferred Compensation. Employee shall continue to be eligible to participate in all other incentive and deferred compensation programs available to other executives or officers of the Company, such participation to be in the same form, under the same terms, and to the same extent that such programs are made available to other such executives or officers. Nothing in this Agreement shall be deemed to require the payment of bonuses, awards or incentive compensation to Employee if such payment would not otherwise be required under the terms of the incentive compensation programs of the Company.

(e)    Employee Benefits. Employee shall continue to be eligible to participate in all employee benefit plans, policies, programs or perquisites in which other Company executive or officers participate, including the Company Stock Option program. The terms and conditions of the participation of Employee in the employee benefit plans, policies, programs or perquisites of the Company shall be governed by the terms of each such plan, policy or program.

(f)    Vacation. Employee will be eligible for vacation each calendar year to be administered in accordance with the written vacation policy of the Company.

(g)    Duties and Performance. Employee acknowledges and agrees that the continued employment of Employee by the Company is made with the understanding that Employee possesses a unique set of skills, abilities and experiences that will benefit the Company, and agrees that continued employment with the Company, whether during the term of this Agreement or thereafter, is contingent upon the successful performance of the duties of Employee in the position as noted above, or in such other position to which Employee may be assigned.

Employment Agreement

9.    Termination.

(a)    Definitions.

(i)    Cause. For purposes of this Agreement, “Cause” means a good faith finding by the Board that:

(A)    Employee failed to substantially perform the duties and obligations of Employee to the Company (other than a failure resulting from the death or incapacity of Employee because of a Disability), including but not limited to one or more acts of gross negligence or insubordination or a material breach of the written employment, ethics and compliance policies and procedures of the Company; provided, however, that in all cases Employee must be (x) provided written notice of the assumed basis for such Cause by the Board; and (y) given at least ten (10) business days to cure if such alleged reason for Cause is reasonably capable of being cured;

(B)    Employee has committed a crime involving fraud, dishonesty, theft or breach of trust;

(C)    Employee has been conviction of a felony involving moral turpitude;

(D)    Employee intentionally and willfully engaged in misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(E)    Employee materially breached this Agreement, including but not limited to the Confidentiality, Non-Competition and Non-Solicitation provisions of Sections 11, 12 or 13 below, or any other agreement with the Company regarding assignment of intellectual property rights;

(F)    Employee willfully violated state or federal laws or regulations in connection with employment by the Company to the material detriment of the Company; or

(G)    Employee willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials relevant to such investigation.

(ii)    Disability. For purposes of this Agreement, “Disability” means a physical or mental illness, impairment or infirmity (other than an absence from work on an approved maternity or paternity leave) that renders Employee unable to perform the essential functions of Employee, including the duties of Employee under this Agreement, with reasonable accommodation, as determined by a physician selected by the Company and acceptable to Employee or the legal representative of Employee, for at least ninety (90) days during any 365-consecutive-day period.

(iii)    Good Reason Event. For purposes of this Agreement, a “Good Reason Event” means

(A)    a material reduction in salary of Employee;

(B)    any material diminution in the authority or responsibilities of Employee with respect to the Company’s business;

Employment Agreement

(C)    an office relocation farther than 50 miles from the current address of the Company; or

(D)    a material breach by the Company of this Agreement;

provided, however, that Good Reason Event shall not be deemed to exist hereunder unless (i) Employee determines in good faith that a Good Reason Event has occurred; (ii) Employee notifies the Company in writing of the occurrence of the Good Reason Event within 60 days of such occurrence; (iii) Employee cooperates in good faith with the Company’s efforts for a period not less than 30 days following such notice to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Event continues to exist; and (v) Employee terminates employment with the Company within 90 days after the end of such 30-day cure period.

(iv)    Termination of Employment. The at-will employment of Employee with the Company may be terminated, prior to the expiration of the term of this Agreement, in accordance with any of the following provisions:

(A)    Termination by Employee. Employee may terminate employment with the Company under this Agreement at any time during the course of this Agreement by giving written notice to the Supervising Authority at least two (2) weeks prior to the effective date of termination as set forth in the Employee Notice.

(B)    Termination by the Company. The Company may, at any time and without notice, terminate the employment of Employee for Cause. Further, the Company may terminate the employment of Employee by the Company at any time during the course of this Agreement by giving at least two (2) weeks’ notice in writing to Employee. Notwithstanding the preceding sentence, the Company may terminate the employment of Employee at any time and, except as provided in section 10(c), pay Employee for the two week period in addition to any other amounts payable hereunder.

(C)    Termination by Death or Disability. The employment of Employee by the Company under this Agreement shall terminate if Employee is unable to perform the duties of Employee due to death of Employee or disability of Employee lasting more than 90 days.

10.    Severance.

(a)    Termination without Good Reason or for Cause. Upon termination of employment by Employee without Good Reason or by the Company for Cause, then the Company shall pay Employee all amounts earned or accrued, but not paid, through the end of the effective date of termination of employment of Employee (the “Termination Date”), including (i) Base Salary; (ii) unreimbursed expenses incurred by Employee on behalf of the Company; and (iii) accrued and unused vacation pay in accordance with the normal policies and practices of the Company (collectively, “Accrued Compensation”).

Employment Agreement

(b)    Termination with Good Reason or without Cause or Upon Death or Disability. Upon termination of employment by Employee with Good Reason or by the Company without Cause or upon the death or Disability of Employee, then the Company shall pay or grant Employee (or the successors to Employee):

(i)    Accrued Compensation;

(ii)    An cash amount equal to 150% (one hundred fifty percent) of annual Base Salary at the level existing on the Termination Date, payable in full as a lump sum, subject to applicable deductions and withholdings, within 30 days of the date the Release becomes effective, but in no event later than March 15 of the year following the year in which the Employee’s Separation from Service occurs. “Separation from Service” has the meaning set forth in Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder;

(iii)    Payment of premiums for Employee’s continued health benefits through COBRA or equivalent state continuation coverage at the level existing on the Termination Date, subject to all terms and conditions of such coverage, for up to one year following the Termination Date; and

(iv)    The Company will permit Employee to use shares of Company common stock held by Employee (“Employee Shares”) to pay the exercise price of all vested options owned by the Employee on the Termination Date. The Company may require that the Employee Shares be held for the requisite period necessary to avoid a charge to the Company’s earning for financial reporting purposes. The value of Employee Shares for purposes of calculating the amount necessary to pay the exercise price for vested options shall be (A) if the Company’s common stock is publicly traded at such time, the market trading price of Company common stock as quoted on the applicable stock exchange or market on which the common stock is listed or (B) if prior to the time the Company’s common stock is publicly traded, the fair market value of the Company’s common stock at the time of exercise, as determined in good faith by the Company’s Board of Directors (or compensation committee thereof) by reference to a recent 409A valuation of the Company’s common stock by an independent third party valuation firm.

Amounts under this Section 10(b) shall be payable in accordance with the normal policies and practices of the Company, except as otherwise provided above or in Section 10(c) below or Section 15.

(c)    Release Documents. The payment of any amounts or benefits on termination in excess of the amounts listed in Section 10(a) that are required to be paid by law (the “Extra Consideration”) shall be conditioned upon Employee’s execution without subsequent revocation of a reasonable release of all employment related claims in favor of the Company and its affiliates in such reasonable form provided by the Company (the “Release”). Unless otherwise required by law, the consideration and revocation period for the release shall extend for a period of no greater than thirty (30) days, with payments of Extra Consideration to begin in accordance with the applicable provisions of Section 10(b) following the expiration of the revocation period.

Employment Agreement

11.    Confidentiality and Non-Disclosure.

(a)    Confidential Information. For purposes of this Agreement, “Confidential Information” or “Information” means any and all tangible and intangible information, whether previously disclosed or to be disclosed to Employee, whether oral, written, graphic, machine-readable or in any other medium, whether existing in the past, currently existing or created in the future, whether or not created by Employee, relating to the management, operations, marketing, research, finances and other business areas of the Company, including without limitation the terms of this Agreement and information relating to: patents, copyrights, trademarks, trade secrets and all other forms of intellectual property and applications therefor; product or business plans; marketing plans; financial information and plans; proposed mergers, acquisitions, or other corporate strategies; discoveries and inventions; products; pricing; training; processes; patterns; designs; drawings; experiments; statistics; improvements; the identity of and information regarding any customer, supplier, vendor, contractor, owner, or affiliate; policies, guidelines, procedures, practices, disputes, or litigation; engineering; formulae; agreements with third parties; legal matters; the identity of former, current or potential clients, customers, vendors, or suppliers including information about interested parties who might be converted to clients, customers, vendors, or suppliers of the Company; analyses and evaluation of client or customer needs, preferences and requirements; data providers, suppliers and vendors; samples; mailing or information lists or other data compilations of any kind or nature; proprietary data; data models; data integration; capabilities; know-how; works-in-progress; manuals; specifications; product strategies; purchase and sale or other business records; marketing information of any kind; salaries, benefits, or any other compensation; information about the employees, officers and the Board of the Company, and the confidential and proprietary information of the subsidiaries, parent companies, affiliates, partners, joint venturers, suppliers, vendors, customers, clients, partners of the Company and the like, including any notes relating thereto, regardless of whether such information was developed by the Company or was furnished by third parties, and regardless of whether such information was disclosed to or by the Company in writing or orally. Confidential Information shall also include without limitation those portions of any reports, notes, analyses, computations, studies, summaries, interpretations, projections, forecasts, memoranda, and other materials, in whatever form maintained, whether documentary, computerized, or otherwise, whether prepared by Employee, that contain, are based on, or otherwise reflect, to any degree, any of the foregoing.

Confidential Information does not include any information which, as demonstrated by Employee: (i) Employee knew of through independent proper means before the Company disclosed it to Employee; (ii) has become publicly known through no wrongful act of Employee; (iii) Employee can prove was developed independently by Employee without the use of the Confidential information, (iv) is lawfully obtained from any third party who to knowledge of Employee has the right to make such disclosure; (v) is disclosed to enforce the terms of this Agreement; (vi) is released for publication by the Company; or (vii) is required to be disclosed by Employee solely in order to comply with valid and applicable laws, governmental regulations or legal orders, provided, that prior to any such disclosure Employee shall promptly furnish written notice of such disclosure requirement to the Company so that the Company may seek a protective order or any other remedies available, and Employee shall cooperate and assist the Company (at the expense of the Company) in preventing such disclosure of any Confidential Information, provided, further, if Employee remains legally compelled to make such disclosure, Employee shall only disclose that portion of the Confidential Information that Employee is legally required to disclose.

Employment Agreement

(b)    Nondisclosure of Confidential Information. Employee promises and agrees to hold such Confidential Information in trust and for the benefit of the Company and not use or disclose any such Information for the own use by Employee or for any purpose other than to fulfill the specific duties of the employment of Employee by the Company. The promise of Employee not to use or disclose Information applies to all such Confidential Information received or otherwise obtained by Employee before and during the duration of this Agreement. Employee understands that this prohibition on use or disclosure prevents discussing Confidential Information by Employee, or sharing it in any other manner with any persons or entities, except to the extent Employee reasonably and in good faith believes such disclosure is necessary or appropriate to fulfill the specific duties of the employment of Employee by the Company. Employee agrees to take reasonable measures to protect the secrecy of the Confidential Information and to protect it from entering the public domain or the possession of it by unauthorized persons or entities. Employee further agrees to immediately notify the Company of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information which may, by using reasonable care and diligence, come to the attention of Employee. The foregoing use and disclosure restrictions, and the commitments of Employee and obligations relevant to them, shall survive termination of this Agreement and shall continue to bind Employee in perpetuity from the date on which this Agreement is terminated. Notwithstanding the preceding, disclosure of the terms of this Agreement to Employee’s immediate family, legal counsel and other professional advisors who agree to maintain the confidentiality of such information or disclosure as required by applicable law shall not violate the terms of this Section 11.

(c)    Return of Confidential Information. Employee shall not retain any of the Confidential Information. Immediately following the termination of Employee’s employment with the Company for any reason, Employee shall return to the Company all Confidential Information, including without limitation any notes, drawings, documents, discs and other tangible, intangible and electronic manifestations of the Confidential Information, and any copies and/or reproductions thereof, whether printed, electronic, original or copies, that Employee has in his possession or control, and shall remove all such Confidential Information from the records of Employee. For avoidance of doubt, the address book contact information of Employee shall not be treated as Confidential Information.

(d)    Absence of Prior Restrictions; Use of Others’ Confidential Information.

(i)    Representation of No Prior Restrictions. Employee represents and warrants that to the best knowledge of Employee there is no reason that Employee cannot legally enter into this Agreement and perform the Services contemplated by this Agreement. Specifically, Employee represents and warrants that Employee is not a party to, or has disclosed to the Company, any agreement with a former employer or other party containing any post-employment restrictions, non-competition provisions or any other restrictive covenants with respect to (i) the rendition of any Services that Employee is expected to perform or conduct; (ii) the disclosure or use of any information that, directly or indirectly, relates to the business

Employment Agreement

of the Company or the Services to be rendered by Employee; or (iii) any other obligation that would impact or restrict the employment of Employee by the Company or the performance of the duties of Employee under this Agreement. Employee further represents and warrants that Employee is not in violation of any such agreement described in this Section.

(ii)    Use of Other’s Confidential Information. The Company prohibits Employee from engaging in any unfair competition or otherwise misusing confidential information of any prior employer or other entity. Accordingly, Employee represents and warrants that Employee (i) will hold and safeguard the confidential information and trade secrets of any prior employer or other entity and will not misappropriate, use, disclose or make available to anyone at the Company any such information; (ii) will comply with any lawful non-solicitation agreement applicable to any former employer of Employee or other entity; and (iii) has not wrongfully retained or removed any files, books, correspondence, reports, proposals, records or other documents concerning the business of a former employer or other entity, whether prepared by Employee or not.

(e)    Trade Secrets. Employee agrees not to use or disclose any trade secrets of the Company at any time except as Employee reasonably and in good faith believes is necessary or appropriate to perform the employment duties of Employee for the Company. A trade secret generally consists of valuable, secret information or ideas that the Company collects or uses in order to keep its competitive edge (including confidential information supplied to the Company by its customers, clients, suppliers, vendors or agents). Examples of trade secrets include, but are not limited, to such technical information as manufacturing or operating processes, equipment design, product specifications, and other proprietary technology, and such business information as selling and pricing information and procedures, client lists, business and marketing plans and internal financial statements. A trade secret does not include any information or ideas: (i) that has become publicly known through no wrongful act of Employee; or (ii) is voluntarily disclosed to the public by the Company.

(f)    Ownership of Work Product and Intellectual Property. Employee acknowledges and agrees that all Work Product (defined below) which Employee makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) within the scope of Employee’s employment shall be the sole and exclusive property of the Company. The Company shall be the sole owner of all rights in connection therewith. All Work Product is and at all times shall be “work made for hire.” Employee hereby assigns to the Company any and all of Employee’s rights to any Inventions, absolutely and forever, throughout the world and for the full term of each and every such right, including renewal or extension of any such term, provided that this Agreement does not apply to Work Product for which no equipment, supplies, facility or information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the Work Product relates directly to the business of the Company; or (ii) the Work Product results from any work performed by Employee for the Company. The term “Work Product” means any works of authorship, discoveries, formulae, processes, improvements, inventions, designs, drawings, specifications, notes, graphics, source and other code, trade secrets, technologies, algorithms, computer programs, audio, video or other files or content, ideas, designs, processes, techniques, know-how and data, whether or not patentable or copyrightable, made, conceived, reduced to practice or developed by Employee, either alone or jointly with others, during Employee’s employment.

Employment Agreement

(g)    Further Assurances; Power of Attorney. Employee agrees to perform all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s rights and Employee’s assignment with respect to such Work Product in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute and file any documents and to do all other lawfully permitted acts to assist and cooperate in legal proceedings, in each case as is reasonably necessary to further the above purposes with the same legal force and effect as if executed by Employee.

(h)    No License. Employee acknowledges that the Company and/or its affiliates, as the case may be, is and shall remain the sole and exclusive owner of its entire right, title and interest in and to the Confidential Information and all patent, copyright, trade secret, trademark and all other intellectual property rights therein. Employee hereby acknowledges and understands that this Agreement does not, and shall not be construed to, grant Employee any license or right of any nature with respect to any Work Product or intellectual property rights or any Confidential Information, materials, software or other tools made available to Employee by the Company.

12.    Non-Solicitation of Employees, Customers and Vendors. Employee hereby acknowledges and agrees that the relationships of the Company with its employees, customers and vendors are valuable to the business of the Company. Except as expressly provided in this Section 12, during the term of this Agreement and for a period of two (2) years after the effective date of termination of the employment of Employee hereunder, Employee and affiliates of Employee shall not divert, recruit, solicit or otherwise take away, or attempt to take away employees, or interfere with the relationship of the Company with its customers, potential customers or vendors without the prior written consent of the Company. Notwithstanding the foregoing, the foregoing shall not apply to any employee of the Company upon the expiration of sixty (60) days from the termination of employment of such employee with the Company. In addition, this provision shall not limit or otherwise restrict Employee or affiliates of Employee from hiring any person who, through the own initiative of such person, responds to a general solicitation for employment by Employee or any of affiliates of Employee.

13.    Non-Competition.

(a)    Because of the legitimate business interest of the Company as described herein and the good and valuable consideration offered to Employee hereunder, during the term of the employment of Employee under this Agreement and for two (2) years after the termination of such employment, for any reason or no reason and whether employment is terminated at the option of Employee or the Company, Employee agrees and covenants not to engage in Prohibited Activity (as defined in Section (b)) within any state of the United States in which the Company is doing business or has customers as of the date of termination of the employment of Employee under this Agreement.

Employment Agreement

(b)    For purposes of this Section 13, “Prohibited Activity” is any activity in which Employee contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in a Competing Business. As used herein, “Competing Business” means any business (i) conducted by the Company or any affiliate of the Company on the Termination Date; or (ii) any business that, on the Termination Date, the Company or any affiliate of the Company plans to conduct within one (1) year following the Termination Date. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

(c)    Nothing herein shall prohibit Employee from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.

14.    Non-Disparagement.

(a)    Employee hereby agrees and covenants that during the period of employment under this Agreement and for two (2) years after the termination of such employment, Employee will represent the Company in a positive light, and will refrain from making, publishing or communicating to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its business, or any of its affiliates, officers and investors.

(b)    The Company agrees and covenants that it shall cause its officers and managers to refrain from making any defamatory or disparaging remarks, comments or statements concerning Employee to any third parties.

(c)    This Section 14 does not, in any way, restrict or impede either party from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Employee shall promptly provide written notice of any such order to the Supervising Authority. For avoidance of doubt, this Section 14 shall not restrict or impede either party from taking action and making such statements as such party deems are necessary or appropriate to protect such party’s rights with respect to the terms of this Agreement.

Employment Agreement

15.    Tax Provisions.

All severance benefits and other payments provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended and the treasury regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the payments and benefits provided under this Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

It is intended that (i) each installment of any separation benefits payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any severance benefits payable under this Agreement constitute “deferred compensation” under Section 409A and Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Employee’s Separation from Service and (2) the date of Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Employee a lump sum amount equal to the sum of the severance benefit payments that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

If the Company determines that any severance payments or benefits provided under this Agreement constitute “deferred compensation” under Section 409A, and the Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance benefits under this Agreement, any earlier than the latest permitted effective date (the “Release Deadline”).

16.    Acknowledgment.

(a)    Employee hereby acknowledges and agrees that the Services to be rendered by to the Company under this Agreement are of a special and unique character; that Employee will obtain knowledge and skill relevant to the industry of the Company and its methods of doing business and marketing strategies by virtue of the continued employment of Employee; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

Employment Agreement

(b)    Employee further hereby acknowledges that (i) the amount of the compensation of Employee reflects, in part, the obligations of Employee and the rights of the Company under Sections 11, 12, 13 and 14; (ii) that Employee has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and(iii) Employee will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Sections 11, 12, 13 and 14 or the enforcement by the Company thereof.

17.    Breach; Remedies. Employee shall notify the Company promptly of any breach of Sections 11, 12, 13 and 14 of this Agreement of which Employee becomes aware and will assist and cooperate with the Company in minimizing the consequences of any such breach. Employee hereby acknowledges and agrees that the provisions of Sections 11, 12, 13 and 14 of this Agreement are necessary and reasonable to protect the business and goodwill of the Company, and that Confidential Information is a confidential and valuable, special and unique asset of the Company and/or its affiliates, as the case may be, that gives its respective owner an advantage over its actual and potential, current and future competitors. Employee further acknowledges and agrees that Employee owes the Company and its affiliates a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or use, certain Confidential Information constitutes “trade secrets” under applicable laws and unauthorized disclosure or use of Confidential Information would cause substantial irreparable injury to the Company and/or its affiliates. Employee further acknowledges and agrees that a breach of Sections 11, 12, 13 and 14 of this Agreement will cause injury to the Company and/or its affiliates for which money damages may be an inadequate remedy and that, in addition to any remedies available at law, in equity, or otherwise, the Company and/or its affiliates, as the case may be, is entitled to obtain specific performance, injunctive relief and/or any other equitable remedy or relief against the breach or threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

18.    Waiver. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no wavier shall be effective unless granted in writing and signed by an authorized representative of the waiving Party. The failure or refusal of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failures or refusals be deemed a custom or practice contrary to such provision or right.

19.    Entire Agreement; Amendments. This Agreement sets forth the entire agreement, and supersedes prospectively all prior and contemporaneous agreements, understandings, representations and warranties, whether written or oral, between the Parties and relating to the subject matter of this Agreement, including the Prior Agreement. This Agreement may not be modified, amended, supplemented or discharged, in whole or in part, except by an agreement in writing signed by both of the Parties. The rights and remedies specified in this Agreement are in addition to any other rights and remedies that may be available at law or in equity. Entire Agreement.

Employment Agreement

20.    Attorneys’ Fees. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and disbursements and expenses of investigation in addition to any other relief to which it may be entitled.

21.    Governing Law; Survival. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Texas, without giving effect to any conflict of laws rules or principles of any jurisdiction. The federal and state courts located within Austin, Travis County, State of Texas shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, by a court of competent jurisdiction, the other provisions of this Agreement shall continue to be valid and the Parties shall reform this Agreement, and the same is hereby reformed, to replace the void or unenforceable provision with one that is valid and enforceable and most nearly approximates their original intent.

22.    Legal Construction; Legal Representation. This Agreement shall not be construed against the Party drafting this Agreement, despite its responsibility for its preparation. Employee acknowledges that Cooley LLP represents the Company and not the Employee in drafting and negotiating this Agreement, and Employee has been given an opportunity to review this Agreement with counsel of his choice prior to his execution of this Agreement.

23.    Assignment. Neither this Agreement nor any duties nor obligations hereunder may be assigned without the prior written consent of the Parties; provided, however, that the Company, without obtaining the consent of Employee, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-employment restrictions shall be assignable by the Company to any entity that purchases all or substantially all of the assets of the Company. In the event of an assignment by Employee to which Company has consented, the assignee or the legal representative of the assignee must agree in writing with Company to personally assume and be bound by all the provisions of this Agreement.

24.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, and assigns.

25.    Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

Employment Agreement

26.    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:

(a)    When delivered personally to the recipient’s address as stated below the signatures of the Parties, or such other address as such recipient has notified the other Party hereto;

(b)    Five (5) days after being deposited in the United States mail, with postage prepaid to the recipient’s address as stated in this Agreement; or

(c)    One (1) day after delivery of the notice to a nationally recognized courier service, marked for overnight delivery.

27.    Waiver of Rights. No waiver by the Company or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

28.    Definitions; Headings; and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

29.    Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument. Signatures transmitted by facsimile or other electronic means shall have the same effect as original signatures.

[Signature Page Follows]

Employment Agreement

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and Employee has executed this Employment Agreement effective as of the Effective Date.

Company

Vital Farms, Inc.

By:	/s/ Russell Diez-Canseco
Russell Diez-Canseco, Chief Executive Officer

Employee

/s/ Jason Dale
Jason Dale

Signature Page

Employment Agreement